Exhibit 99

AlphaRx Reports Positive Phase I Clinical Trial Results with Lead Pharmaceutical Product Indaflex™

Phase II study to be initiated in third quarter of 2005

Thursday June 2, 8:00 am ET

MARKHAM, Ontario, June 2, 2005 - AlphaRx Inc. (OTC BB:ALRX.OB - News) is pleased to report positive results from the Company's Phase I human trial for its lead pharmaceutical product Indaflex™, a topical treatment for arthritis. AlphaRx plans to initiate a Phase II study of Indaflex™ in the third quarter of 2005.

The study was a Phase I open-label, single and multiple dose, non-randomized, 2-way cross-over, single center clinical trial. The primary objective of this study was to evaluate the safety and tolerability of single and multiple-dose applications of Indaflex™, a novel formulation of Indomethacin cream. The secondary objective of this study was to evaluate the relative bioavailability between Indaflex™ 2.5% cream and marketed Indomethacin 50 mg capsules after a single-dose in healthy subjects.

Results indicate that Indaflex™ was safe and well tolerated by subjects. There were no dermal, cardiovascular or other adverse events reported during any part of the study. The systemic exposure of subjects to Indomethacin and its metabolites after topical application of Indaflex™ cream on the knee area is minimal. Most of the subjects exhibited concentration levels below the lower limit of quantitation (5 ng/ml), further supporting Indaflex's systemic safety profile.

Commented Dr. Lee S. Simon, a clinical and regulatory consultant to the Company, "Since Indaflex™ is designed to be a topical agent, it is desirable that the Pharmacokinetic/Pharmacodynamic study show minimal to no blood levels of drug. A recently completed study using high doses of Indaflex™ on hairless rats also demonstrated very low blood levels of Indomethacin. But upon sacrifice, high levels of Indomethacin were observed in the skin and muscle at the site of topical application. Together, these data predict the biologic effects of an ideal topical agent. The drug is absorbed well into the deeper tissues without a significant amount penetrating into the plasma thus decreasing the potential for systemic effects."

About Indaflex™

Indaflex™ is AlphaRx's topical NSAID (Non-Steroidal Anti-inflammatory Drug) formulation intended for use in the treatment symptoms of arthritis. Indaflex's active ingredient, Indomethacin, has long-standing and proven clinical treatment records. With AlphaRx's enhanced proprietary delivery system, the company believes its clinical effectiveness will be significantly enhanced compared to other topical preparations. Topical Indaflex delivery, the Company anticipates, will circumvent the significant GI side-effects found with orally ingested NSAID's

About AlphaRx Inc. (www.AlphaRx.com)

AlphaRx is an emerging biopharmaceutical company utilizing proprietary drug delivery technology to develop novel formulations of drugs that are insoluble or poorly soluble in water or have yet to be administrable to the human body with an acceptable delivery method.

Forward Looking Statements:

This release contains forward-looking statements within the meaning and pursuant to the Safe Harbor provisions of the Securities Litigation Reform Act of 1995 and involve risks and uncertainties that may individually or mutually impact the matters herein described, including but not limited to product development and acceptance, manufacturing, competition, regulatory and/or other factors, which are outside the control of the Company.

For more information, please contact:

Agora Investor Relations Corp.

Web: http://www.agoracom.com
E-mail: ALRX@Agoracom.com